Evans Bancorp Reports Net Income Growth of 11% to $2.1 Million
in the Third Quarter of 2012

HAMBURG, NY, October 25, 2012 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the third quarter ended September 30, 2012.

HIGHLIGHTS OF THE 2012 THIRD QUARTER

•	Net income increased to $2.1 million in the 2012 third quarter, or $0.51 per diluted share, from

$1.9 million, or $0.47 per diluted share in the third quarter of 2011.

•	Third quarter net interest income increased 6.6% compared with the prior-year period as a result of continued growth in interest earning assets and lower deposit costs.

•	Core deposits increased at an annualized rate of 13.8%, with demand, NOW and savings deposit products increasing $18.0 million, or 3.5%, during the third quarter of 2012.

•	The third quarter ratio of non-performing loans and leases to total loans and leases decreased for the fourth consecutive quarter to 1.57% due to continued improvement in credit quality trends.

•	Strong capital position with Total Risk-Based Capital ratio of 14.22% at September 30, 2012.

Net income grew to $2.1 million in the third quarter of 2012, up 10.9% from net income of $1.9 million in the third quarter of 2011. The improvement in net income reflects a combination of higher net interest income, which resulted from growing interest earning assets, lower interest expense and a
$0.2 million year-over-year reduction in the provision for loan and lease losses. Return on average equity was 11.60% for the third quarter of 2012 compared with 11.37% in the third quarter of 2011.

For the nine months ended September 30, 2012, Evans recorded net income of $6.0 million, or $1.45 per diluted share, a 26% increase over net income of $4.8 million, or $1.16 per diluted share, in the same period in 2011. The return on average equity was 11.15% for the nine-month period ended
September 30, 2012, compared with 9.66% in the same period in 2011.

David J. Nasca, President and CEO of Evans Bancorp, stated, “Our performance for the year has been strong, reflecting our continued ability to profitably grow and add business despite economic weaknesses and intense competition in our marketplace. Brand recognition is expanding and our customer-centric approach has been well received. We have continued to develop our capabilities and add products and enhancements, enabling us to expand existing relationships and capture new business.”

Net Interest Income

Net interest income was $6.9 million for the 2012 third quarter, up 6.6% when compared with the third quarter of 2011 and comparable with the second quarter of 2012.

The Company’s net interest margin was 3.76% for the third quarter of 2012, down from the second quarter rate of 3.85% and down from 3.97% in the third quarter of 2011. As compared with last year’s third quarter, the decrease in the net interest margin was due to the continued declining interest rate environment. The Company has been able to partially off-set the 47 basis point decrease from third quarter 2011 in yield on interest-earning assets through re-pricing its interest bearing liabilities by 33 basis points. The contribution of interest-free funds declined by 7 basis points compared with the third quarter 2011.

The Company’s loan and investment portfolios continue to re-price into lower yields, as evidenced by a decrease in yield on interest-earning assets of 14 basis points from the second quarter of 2012.

The provision for loan and lease losses decreased to $9 thousand in the third quarter of 2012 and reflects the benefit from a release of $0.13 million in leasing reserve after continued improvement in the portfolio’s performance. The prior-year period had a provision of $0.2 million, while the linked second quarter of 2012 had $0.3 million.

Non-Interest Income

Non-interest income, which represented 31.7% of total revenue in the third quarter of 2012, increased slightly to $3.2 million when compared with the third quarter of 2011. Insurance agency revenue of
$1.8 million was down $75 thousand, or 4.0%, from the 2011 third quarter, due mostly to decreases in personal lines revenue. Other income was up $117 thousand from third quarter of 2011, partly due to premiums on residential mortgages sold to Fannie Mae. Service charges on deposits decreased 2.2% to $487 thousand from the prior-year period. Compared with the second quarter of 2012, total non-interest income was up $0.2 million, due mainly to insurance agency increases in revenue of $0.1 million, reflecting the typical revenue cycle seasonality.

Non-Interest Expense

Total non-interest expense was $7.4 million in the third quarter of 2012, an increase of 8.1% from
$6.8 million in the third quarter of 2011. The largest component of the increase was salaries and employee benefits, which was up $0.7 million, or 17.3%, compared with the third quarter of 2011. This rise reflects $0.5 million in onetime expense related to the severance costs incurred due to the departure of an executive from the Company. Also contributing was merit increases, higher health care costs and increased staff.

As a result of the increase in non-interest expense, the efficiency ratio increased to 71.64% for the third quarter of 2012 from 69.10% for the third quarter of 2011.

Income tax expense for the quarter ended September 30, 2012, was $0.7 million, representing an effective tax rate of 23.6% compared with an effective tax rate of 29.6% in the third quarter of 2011. The decrease in tax rate in the third quarter was primarily due to a tax benefit of $220 thousand related to the release of a reserve previously recorded for the 2008 tax year and resolved in the current quarter.

Balance Sheet Highlights

Core loans, which are defined as total loans and leases less national direct financing leases, were
$596.2 million at September 30, 2012, an increase of 6.3% from $560.8 million at September 30, 2011, and up 0.3% (1.1% annualized) from $594.6 million at June 30, 2012. The majority of the loan growth since the third quarter of 2011 was in the commercial mortgage loan portfolio.

Investment securities were $95.9 million at September 30, 2012, down 0.9% from $96.8 million at the end of the second quarter of 2012 and up 1.8% from $94.2 million as of the end of third quarter of 2011.

Total deposits were $672.7 million at September 30, 2012, up $59.5 million, or 9.7%, from $613.2 million at September 30, 2011, and up $18.8 million, or 2.9%, from $653.9 million at June 30, 2012. The sequential quarter and year-over-year growth was attributable to strong core deposit increases in both commercial and consumer products. The Company’s Better Checking product (included in the NOW category), along with its complementary Better Savings product, have been successful in acquiring new customers and deepening relationships. Strong growth has also been evident in the commercial checking portfolio, as the Company continues to emphasize offering a diverse set of services and products to commercial customers.

Gary J. Kajtoch, Executive Vice President and CFO, commented, “We continued to execute well this past quarter as we increased our customer base, resulting in revenue, loan and deposit growth. We also remained focused on credit quality, which continued to improve as our non-performing loans and leases decreased again for the fourth consecutive quarter and our charge-offs remained well below industry averages. We are focused on expense control as we make investments for the future while managing risk and our capital levels.”

Asset Quality

There were net charge-offs to average total loans and leases of 0.31% in the third quarter of 2012, flat with the second quarter of 2012 and up from the 0.09% in the third quarter of 2011. The charge-off percentage remains below industry standards and is indicative of the Bank’s historical credit diligence.

The ratio of non-performing loans and leases to total loans and leases decreased to 1.57% at
September 30, 2012, from 1.84% and 2.70% at June 30, 2012, and September 30, 2011, respectively. During the third quarter of 2012, there was a $1.6 million decrease in non-performing loans and leases, due mainly to commercial loan charge-offs ($0.4 million), the continued run-off of the leasing portfolio ($0.2 million) and commercial pay downs ($0.8 million).

As a result of the growth in loans and the charge-offs during the third quarter of 2012, the ratio for the allowance for loan and lease losses to total loans and leases decreased to 1.71% at September 30, 2012, compared with 1.78% at June 30, 2012, and 1.88% at September 30, 2011. While the ratio decreased, the level of non-performing loans and leases decreased even further, resulting in an improved coverage ratio of 108.4% at September 30, 2012, compared with 96.8% at June 30, 2012.

The FDIC assisted acquisition of Waterford Village Bank in July 2009 accounted for $1.9 million, or approximately 20.7% of the Company’s $9.2 million in non-performing loans at September 30, 2012. These loans are included in a loss-sharing agreement with the FDIC, in which the FDIC bears at least 80% of the losses on these loans. On an adjusted basis, Evans’ coverage ratio for non-performing loans and leases was 131.3% at September 30, 2012, which excludes all of the FDIC-guaranteed Waterford loans.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.71% at September 30, 2012. Book value per share was $17.82 at September 30, 2012, compared with $17.40 at June 30, 2012, and $16.61 at September 30, 2011. Tangible book value per share at September 30, 2012, was $15.77, up 2.8% from the end of the second quarter of 2012 and up 9.2% from the third quarter 2011.

The Company increased its annual dividend, which was paid out semi-annually, by 10% from $0.40 per share in 2011 to $0.44 per share in 2012.

Outlook

Mr. Nasca concluded, “The Company remains focused on growth, albeit at a more moderate pace, due to economic conditions, business cautiousness and decreasing market disruption as the impact of the HSBC divestiture is largely behind us. The introduction of our new mobile banking application and the opening of our 14th full-service banking office on Main Street in Williamsville will provide expansion of our delivery channels to reach new customers and prospects going forward.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $799 million in assets, 14 branches and $673 million in deposits at September 30, 2012. Evans is a full-service community bank, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 7 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2012	2012	2012	2011	2011
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
ASSETS
Investment Securities	$95,912	$96,802	$112,492	$103,783	$94,182
Loans	596,176	594,569	575,188	577,383	560,792
Leases	2,440	3,355	4,512	6,022	7,783
Allowance for loan and lease losses	(10,208)	(10,658)	(10,790)	(11,495)	(10,708)
Goodwill and intangible assets	8,492	8,569	8,675	8,779	8,893
All other assets	106,496	85,486	85,716	56,430	72,073
Total assets	799,308	778,122	775,793	740,902	733,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	126,251	116,231	114,423	118,037	116,036
NOW deposits	62,946	63,535	62,077	50,761	48,924
Regular savings deposits	351,603	342,992	334,010	313,777	301,610
Muni-vest deposits	24,256	22,883	29,542	20,161	26,241
Time deposits	107,674	108,279	109,629	113,467	120,427
Total deposits	672,730	653,920	649,681	616,203	613,238
Borrowings	39,411	40,185	42,010	42,340	39,161
Other liabilities	13,185	11,736	13,647	13,371	12,417
Total stockholders’ equity	$73,982	$72,281	$70,455	$68,988	$68,199

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,151,985	4,153,332	4,128,905	4,124,892	4,106,933
Book value per share	$17.82	$17.40	$17.06	$16.72	$16.61
Tangible book value per share	$15.77	$15.34	$14.96	$14.60	$14.44
Tier 1 leverage ratio	9.71%	9.77%	9.74%	9.71%	9.81%
Tier 1 risk-based capital ratio	12.96%	12.92%	12.96%	12.77%	12.65%
Total risk-based capital ratio	14.22%	14.18%	14.22%	14.03%	13.90%

ASSET QUALITY DATA
Non-performing loans	$9,160	$10,578	$12,091	$14,016	$13,782
Non-performing leases	255	430	950	1,160	1,549
Total non-performing loans and leases	9,415	11,008	13,041	15,176	15,331
Total net loan and lease charge-offs	459	433	456	41	118

Non-performing loans/Total loans and leases	1.53%	1.77%	2.09%	2.40%	2.42%
Non-performing leases/Total loans and leases	0.04%	0.07%	0.16%	0.20%	0.27%
Non-performing loans and leases/Total loans and leases	1.57%	1.84%	2.25%	2.60%	2.70%
Net loan and lease charge-offs/Average loans and leases	0.31%	0.30%	0.32%	0.03%	0.09%
Allowance for loans and leases to total loans and leases	1.71%	1.78%	1.86%	1.97%	1.88%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2012	2012	2012	2011	2011
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

Interest income	8,309	8,289	$8,369	$8,518	$8,169
Interest expense	1,364	1,408	1,516	1,627	1,655
Net interest income	6,945	6,881	6,853	6,891	6,514
Provision for loan and lease losses	9	301	(249)	828	159
Net interest income after provision	6,936	6,580	7,102	6,063	6,355

Deposit service charges	487	437	436	482	498
Insurance service and fee revenue	1,774	1,643	1,945	1,363	1,849
Bank-owned life insurance	118	134	117	123	117
Other income	837	824	790	894	720
Total non-interest income	3,216	3,038	3,288	2,862	3,184

Salaries and employee benefits	4,778	4,229	4,214	3,931	4,073
Occupancy	679	645	685	750	777
Repairs and maintenance	210	177	169	191	184
Advertising and public relations	119	336	145	247	188
Professional services	356	567	539	456	510
Technology and communications	320	276	263	273	212
Amortization of intangibles	77	106	104	114	120
FDIC insurance	118	139	134	153	135
Other expenses	699	848	656	958	604
Total non-interest expenses	7,356	7,323	6,909	7,073	6,803

Income before income taxes	2,796	2,295	3,481	1,852	2,736
Income tax provision	660	800	1,102	514	810
Net income	$2,136	$1,495	$2,379	$1,338	$1,926

PER SHARE DATA
Net income per common share-diluted	$0.51	$0.36	$0.58	$0.33	$0.47
Cash dividends per common share	$0.22	$0.00	$0.22	$0.00	$0.20
Weighted average number of diluted shares	4,177,567	4,156,868	4,131,330	4,115,061	4,109,181

PERFORMANCE RATIOS
Return on average total assets	1.07%	0.77%	1.26%	0.72%	1.08%
Return on average stockholders’ equity	11.60%	8.34%	13.59%	7.77%	11.37%
Efficiency ratio	71.64%	72.75%	67.10%	71.35%	69.10%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

	2012	2012	2012	2011	2011
	Third
	Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$590,200	$574,639	$568,863	$557,875	$541,357
Investment securities	99,347	101,053	105,339	102,676	98,526
Interest bearing deposits at banks	48,619	39,198	23,271	22,928	17,200
Total interest-earning assets	738,166	714,890	697,473	683,479	657,083
Non interest-earning assets	57,776	58,261	58,607	58,078	59,647
Total Assets	795,942	773,151	756,080	741,557	716,730

NOW	62,283	60,472	55,116	49,665	45,604
Regular savings	352,378	336,798	326,090	307,164	290,310
Muni-Vest savings	21,792	26,821	22,076	29,808	25,177
Time deposits	108,179	109,170	112,079	117,074	125,037
Total interest-bearing deposits	544,632	533,261	515,361	503,711	486,128
Other borrowings	39,883	40,619	42,512	41,425	39,544
Total interest-bearing liabilities	584,515	573,880	557,873	545,136	525,672

Demand deposits	124,590	115,033	114,783	115,342	111,044
Other non-interest bearing liabilities	13,186	12,472	13,418	12,219	12,273
Stockholders’ equity	73,651	71,766	70,006	68,860	67,741

Total Liabilities and Equity	$795,942	$773,151	$756,080	$741,557	$716,730

YIELD/RATE

Loans and leases, net	5.13%	5.23%	5.28%	5.49%	5.36%
Investment securities	2.93%	2.98%	3.23%	3.33%	3.69%
Interest bearing deposits at banks	0.12%	0.15%	0.15%	0.14%	0.16%
Total interest-earning assets	4.50%	4.64%	4.80%	4.99%	4.97%

NOW	1.03%	0.99%	1.01%	1.29%	1.32%
Regular savings	0.54%	0.57%	0.69%	0.77%	0.77%
Muni-Vest savings	0.29%	0.30%	0.38%	0.46%	0.51%
Time deposits	1.67%	1.80%	1.85%	1.94%	2.07%
Total interest-bearing deposits	0.81%	0.86%	0.96%	1.07%	1.14%
Other borrowings	2.59%	2.58%	2.58%	2.65%	2.72%
Total interest-bearing liabilities	0.93%	0.98%	1.09%	1.19%	1.26%

Interest rate spread	3.57%	3.66%	3.71%	3.80%	3.71%
Contribution of interest-free funds	0.19%	0.19%	0.22%	0.23%	0.26%
Net interest margin	3.76%	3.85%	3.93%	4.03%	3.97%